Exhibit 99.1

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey  07424

FOR IMMEDIATE RELEASE

Contact:	James P. Reilly	Richard E. Moyer
	President and CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: 973-890-7220	Phone: 212-554-5466

CANTEL MEDICAL REPORTS RESULTS

FOR QUARTER ENDED APRIL 30, 2006

SALES - $65,358,000 VS. $50,534,000 — INCREASE OF 29% FOR QUARTER

                            - $187,215,000 VS. $145,412,000 — INCREASE OF 29% FOR NINE MONTHS

EPS - $0.28 VS. $0.23 FOR QUARTER

                  - $0.75 VS. $0.67 FOR NINE MONTHS

LITTLE FALLS, New Jersey (June 8, 2006) ... CANTEL MEDICAL CORP. (NYSE:CMN) reported a 20% increase in net income to $4,583,000, or $0.28 per diluted share, on a 29% increase in sales to $65,358,000 for its third quarter ended April 30, 2006. This compares with net income of $3,809,000, or $0.23 per diluted share, on sales of $50,534,000 for the quarter ended April 30, 2005. For the nine months ended April 30, 2006, the Company reported a 14% increase in net income to $12,258,000, or $0.75 per diluted share, on a 29% increase in sales to $187,215,000. This compares with net income of $10,791,000, or $0.67 per diluted share, on sales of $145,412,000 for the nine months ended April 30, 2005. The increases in net sales were principally due to Crosstex, which was acquired on August 1, 2005.

The results for the quarter were impacted by expenses of $360,000, net of tax, or $0.02 per diluted share, including wind down costs of $197,000 related to the non-renewal of the Carsen distribution of Olympus products in Canada at July 31, 2006 (such wind down costs will continue throughout fiscal 2006) and $163,000 of stock-based compensation. Although not included in the 2005 quarter, stock-based compensation would have been $903,000, net of tax, or $0.05 per diluted share. After adjusting for wind down expenses related to Carsen in fiscal 2006 and stock-based compensation expense in fiscal 2005, earnings per diluted share would have been $0.29 vs. $0.18 for the quarters ended April 30, 2006 and April 30, 2005, respectively.

The results for the nine months were impacted by expenses of $1,829,000, net of tax, or $0.11 per diluted share, including wind down costs of $464,000 related to the non-renewal of the Carsen distribution of Olympus products in Canada at July 31, 2006 (such wind down costs will continue throughout fiscal 2006), $683,000 of expenses related to the acquisition of Crosstex in August 2005 and $682,000 of stock-based compensation. Although not included in the 2005 period, stock-based compensation would have been $2,002,000, net of tax, or $0.12 per diluted share. After adjusting for wind down expenses related to Carsen in fiscal 2006, expenses related to the acquisition of Crosstex in fiscal 2006, and stock-based compensation expense in fiscal 2005, earnings per diluted share would have been $0.82 vs. $0.54 for the nine month periods ended April 30, 2006 and 2005, respectively.

The Company reported that its cash flow from operations was $16,592,000 for the nine months ended April 30, 2006 compared with $14,821,000 for the nine months ended April 30, 2005. On a diluted per share basis, such cash flow from operations was $1.01 and $0.92 for the nine months ended April 30, 2006 and 2005, respectively. The Company further reported that its cash flow generated by net income, after adjusting for non-cash charges related only to depreciation and amortization and stock-based compensation expense (but excluding other elements of cash flow from operations), was $21,417,000 for the nine months ended April 30, 2006 compared with $14,654,000 for the nine months ended April 30, 2005, or $1.31 and $0.90 per diluted share, respectively.

The Company further reported that its balance sheet at April 30, 2006 included current assets of $98,605,000, including cash of $21,813,000, a current ratio of 2.9:1, a ratio of funded debt to equity of .43:1, net debt of $35,687,000 and stockholders’ equity of $134,401,000.

As previously announced, our Carsen subsidiary will be terminating its business operations on July 31, 2006. Such termination is the result of the decision by Olympus not to further extend Carsen’s distribution agreements under which it was granted the exclusive right in Canada to distribute and service Olympus endoscope and surgical products, scientific products related to microscopy and scientific products related to industrial technology equipment. During the nine months ended April 30, 2006, total net sales of Carsen accounted for approximately 25% of our consolidated net sales. Operating income of Carsen during the nine months ended April 30, 2006 was approximately 45% of our consolidated operating income.

Net proceeds (after income taxes) from the termination of Carsen’s operations at July 31, 2006 are currently projected to be approximately $21,000,000. Such net proceeds will consist of the $10,000,000 fixed payment from Olympus and net proceeds from the sale of inventories, accounts receivable and unfilled customer orders, less satisfaction of liabilities, severance costs and other wind-down costs. Management’s projection of net proceeds is an estimate based on inventories, accounts receivable, backlog orders and liabilities at April 30, 2006 and assumptions for potential wind-down costs.

Mr. James P. Reilly, President and Chief Executive Officer of Cantel, commented, “Despite the strong performance in the third quarter and nine month periods ended April 30, 2006, the Company continues to transition from the distribution of other companies’ products to the development, manufacture and distribution of our own proprietary products. Our immediate goal is to replace the revenue and earnings we will lose after this year due to the termination of the Carsen business in Canada, as well as the continuing effects of the

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consolidation in the dialysis industry.”  Reilly added, “While we continue to concentrate on internal growth, our strong cash flow and healthy balance sheet will allow us to continue our aggressive search for acquisitions of companies specializing in infection prevention and control products and services that will either complement our current business segments or allow us to enter new segments where we see opportunities for future growth.”

Cantel Medical Corp. is a leading provider of infection prevention and control products in the healthcare market. Our products include specialized medical device reprocessing systems for renal dialysis and endoscopy, dialysate concentrates and other dialysis supplies, disposable infection control products primarily for the dental industry, endoscopy and surgical products, water purification equipment, sterilants, disinfectants and cleaners, hollow fiber membrane filtration and separation products for medical and non-medical applications, and specialty packaging for infectious and biological specimens. The Company also sells scientific instrumentation products, provides technical maintenance for its products and offers compliance training services for the transport of infectious and biological specimens.

The Company will hold a conference call to discuss the results for the third quarter ended April 30, 2006 on Thursday, June 8, 2006 at 11:00 AM Eastern time. To participate in the conference call, dial 1-877-407-8035 approximately 5 to 10 minutes before the beginning of the call. If you are unable to participate, a digital replay of the call will be available from Thursday, June 8 at 2:00 PM through midnight on June 9, by dialing 1-877-660-6853 and using passcode #286 and conference ID #205353. The call will be simultaneously broadcast live over the Internet on vcall.com at http://www.vcall.com/IC/CEPage.asp?ID=105578. A replay of the webcast will be available on Vcall for 30 days.

For further information, visit the Cantel Web site at www.cantelmedical.com.

This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, including, without limitation, the risks detailed in the Company’s filings and reports with the Securities and Exchange Commission. Such statements are only predictions, and actual events or results may differ materially from those projected.

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CANTEL MEDICAL CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2006	2005	2006	2005

Net sales	$65,358	$50,534	$187,215	$145,412

Cost of sales	40,658	31,011	116,504	89,853

Gross profit	24,700	19,523	70,711	55,559

Operating expenses:
Selling	6,561	6,007	19,072	17,229
General and administrative	8,922	5,674	25,146	16,491
Research and development	1,176	1,103	3,811	3,109
Total operating expenses	16,659	12,784	48,029	36,829

Income before interest and income taxes	8,041	6,739	22,682	18,730

Interest expense - net	730	219	2,731	883

Income before income taxes	7,311	6,520	19,951	17,847

Income taxes	2,728	2,711	7,693	7,056

Net income	$4,583	$3,809	$12,258	$10,791

Earnings per common share - diluted	$0.28	$0.23	$0.75	$0.67

Weighted average shares - diluted	16,313	16,521	16,357	16,194

CANTEL MEDICAL CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	April 30,	July 31,
	2006	2005
Assets
Current assets	$98,605	$93,666
Property and equipment, net	35,990	22,661
Intangible assets	43,986	13,317
Goodwill	68,218	33,343
Other assets	1,927	1,353
	$248,726	$164,340

Liabilities and stockholders’ equity
Current portion of long-term debt	$3,500	$15,750
Other current liabilities	30,126	26,901
Long-term debt	54,000	—
Other long-term liabilities	26,699	13,063
Stockholders’ equity	134,401	108,626
	$248,726	$164,340